Exhibit 99.1

Press Release Dated July 9, 2001

OFFICE DEPOT(R)                                                     NEWS RELEASE
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         INVESTOR CONTACT: Eileen Dunn
                           VP, Investor Relations & Public Relations
                           (561) 438-4930
                           edunn@officedepot.com
                           ---------------------

         MEDIA CONTACT:    Lauren Garvey
                           Director of Media Relations
                           (561) 438-2895
                           lgarvey@officedepot.com
                           -----------------------


            Office Depot Announces Acquisition of Computers4Sure.com
                             And Solutions4Sure.com

         o Strategic Addition in E-Commerce Sales of Technology Products and Services

         o Company to Operate as a Subsidiary of Office Depot and Plans to Continue Niche Marketing and Dual Brand Strategy

         o    Bruce Martin to Continue as President of Subsidiary

         (Delray Beach, FL) July 9, 2001 - Office Depot, Inc. (NYSE: ODP), the world's largest seller of office products, today announced that it is acquiring privately held 4Sure.com, Inc. and the businesses of its two Web-based retail outlets, Computers 4Sure.com and Solutions4Sure.com. The new subsidiary of Office Depot operates two distinct but complementary Websites from its headquarters and call centers in Connecticut. Terms of the acquisition were not disclosed.

         Computers4Sure is an on-line technology superstore featuring more than 60,000 name brand technology products including PC hardware, software, networking, and supplies focused on the SOHO and consumer markets. They provide technical customer service and support to more tech savy buyers. Solutions4Sure.com is dedicated to the needs of small and medium-sized businesses for technology products and services. 4Sure.com, Inc. was founded in late 1998 by its President, Bruce Martin, and by Linwood A. ("Chip") Lacy, Jr. Martin formerly served as head of Merchandising at Ingram Micro, Inc. and President and COO of Multiple Zones International. Lacy formerly served as Chairman and CEO of Ingram Micro, Inc.

         Bruce Nelson, Office Depot's CEO, stated: "Technology products and solutions are the most frequently requested items by our on-line customers. Today, we offer only a very limited assortment and this acquisition will give us a recognized brand and Websites, a well established customer base, and a "virtual" inventory of more than 60,000 products that will be drop shipped directly to customers. We also


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         acquire a highly skilled and experienced management team that will strategically position Office Depot to reach tech savvy buyers -- IT Department Managers, and younger tech literate buyers who prefer to buy on-line instead of in retail stores."

         Monica Luechtefeld, Executive Vice President of Electronic Commerce for Office Depot, added, "We expect the transition of ownership to be seamless for the many loyal customers of Computers4Sure.com and Solutions4Sure.com, while at the same time providing those customers instant access to Office Depot's many other business solutions and products through our award-winning Office Depot Websites.

         4Sure's Bruce Martin, who will remain as President of 4Sure after closing on the transaction, stated: "We are delighted to be joining the Office Depot family. Our company shares a complementary vision with the management of Office Depot, and the synergies are tremendous. The support we will receive as a subsidiary will assist us in accomplishing our aggressive growth plans in a more efficient and rapid manner."

         Nelson concluded, "We are fully committed to be the industry leader in providing knowledge, solutions and products through multi-channnel selling to our core business customer base. This acquisition strategically postions Office Depot to grow in an on-line customer/product segment we have not successfully reached . As we have previously stated, in addition to organic growth we will look for acquisition opportunities that are complementary and synergistic to our existing businesses. This acquisition meets these criteria, and is expected to be essentially earnings-neutral in 2001 and earnings positive in 2002."

         Office Depot's award-winning Websites are recognized as the industry leaders in electronic retailing of office products to consumers and businesses. The Company has previously announced that it anticipates global E-commerce sales of approximately $1.5 billion for 2001 and continued signficant growth for the future, and it remains on track to achieve that goal.

         In addition to its strong domestic Internet presence, Office Depot has been successful in launching nine International Websites over the past two years. Office Depot also recently announced plans to open a new Internet site in Switzerland under the url: www.vikingdirekt.ch in early 2002. This latest new Internet site will leverage the Company's new Swiss infrastructure including merchandising, warehousing and distribution.

         About Office Depot

         As of March 31, 2001 Office Depot operated 824 office supply superstores in the United States and Canada, in addition to a national business-to-business delivery network supported by 25 delivery centers, more than 60 local sales offices and eight regional call centers. Furthermore, the Company had operations in 16 countries outside of the United States and Canada, including 28 office supply stores in France, and seven in Japan that are owned and operated by the Company; and 97 additional office supply stores under joint venture and licensing agreements operating under the Office Depot(R) name in five foreign countries.

         The Company also operates an award-winning U.S. Office Depot(R) brand Website at www.officedepot.com where customers can access Office Depot's low competitive prices seven days a week, twenty-four hours a day, and it operates www.officedepot.co.jp in Japan and www.officedepot.fr in France as well as Viking(R) brand Websites at www.vikingop.com in the United States, www.viking-direct.co.uk in the United Kingdom, www.viking.de in Germany, www.vikingdirect.nl in The Netherlands, www.vikingop.it in Italy, www.vikingop.com.au in Australia, www.vikingop.co.jp in Japan and www.vikingdirect.fr in France. Office Depot's common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index.


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         CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for
         historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission ("SEC"), including without limitation its most recent filing on Form 10-K, filed on March 27, 2001. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company's SEC filings are readily obtainable at no charge at www.sec.gov, www.10kwizard.com and at www.freeEDGAR.com, as well as on a number of other commercial Web sites